Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Intuit Inc. for the registration of common stock and to the incorporation by reference therein of our reports dated September 13, 2013, with respect to the consolidated financial statements and schedule of Intuit Inc., and the effectiveness of internal control over financial reporting of Intuit Inc., included in its Annual Report (Form 10-K) for the year ended July 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

November 5, 2013